EXHIBIT 99.1

                        PETMED EXPRESS, INC.
               QUARTER ENDED SEPTEMBER 30, 2005
                  CONFERENCE CALL TRANSCRIPT
               OCTOBER 24, 2005 AT 8:30 A.M. EDT

Coordinator	Welcome to the PetMed Express Inc. doing business as
                1-800-PetMeds conference call to review the financial results for the 2nd fiscal quarter ended on September
                30, 2005. Due to Hurricane Wilma, this conference call has been prerecorded, and there will not be a question and answer session following the presentation.

                Founded in 1996, 1-800-PetMeds is America's Largest Pet Pharmacy, delivering prescription and non-prescription pet medications, and other health products for dogs, cats and horses direct to the consumer. 1-800-PetMeds markets its products through national television, on-line and direct mail advertising campaigns, which direct consumers to order by phone or on the internet, and aim to increase the recognition of the "1-800-PetMeds" brand name. 1-800-PetMeds provides an attractive alternative for obtaining pet medications in terms of convenience, price, ease of ordering and rapid home delivery.

                At this time I would like to turn the call over to the Company's Chief Financial Officer, Mr. Bruce
                Rosenbloom.

B. Rosenbloom	I would like to welcome everybody here today.  Before
                I turn the call over to Mendo Akdag, our Chief
                Executive Officer and President, I would like to remind everyone that the entire conference call will be listen-only, and there will not be a question and answer session following the presentation.

                Also, certain information that will be included in this press conference may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission that may involve a number of risks and uncertainties. These statements are based on our beliefs, as well as assumptions we have used based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may vary significantly based on a number of factors that may cause the actual results or events to be materially different from future results, performance or achievements expressed or implied by these statements. We have identified various risk factors associated with our operations in our most recent annual report and other filings with the Securities and Exchange Commission.

                Now let me introduce today's speaker, Mendo Akdag, Chief Executive Officer and President of 1-800-
                PetMeds.

M. Akdag	Welcome and thank you for joining us. Today we will
                review the highlights of our financial results. We will compare our 2nd fiscal quarter and six months ended on September 30, 2005 to last year's quarter and six months ended on September 30, 2004.

                For the 2nd fiscal quarter ended on September 30, 2005, sales were $38.7 million compared to sales of $28.8 million for the same period the prior year, an increase of 34%. For the six months ended on September 30, 2005, sales were $82.3


                          Exhibit 99.1 Page 1 - 3

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                million compared to $64.0 million for the six months
                the prior year, an increase
                of 28%. The increase was primarily due to increased retail reorders, retail new orders and wholesale sales. It was a hot summer with a favorable advertising environment. Compared to last year, our advertising was more efficient and effective and included more discount offers.

                For the 2nd fiscal quarter, Net Income was $2.7 million, or $0.11 diluted per share compared to $1.8 million, or $0.08 diluted per share for the same quarter the prior year, an increase to net income of 50%. For the six months, net income was $6.3 million, $0.26 diluted per share compared to $3.6 million, $0.15 diluted per share a year ago, an increase to net income of 72%.

                Retail Reorder sales increased by 33% to $22.9 million for the quarter compared to retail reorder sales of $17.2 million for the same quarter the prior year. For the six months, the reorder sales increased by 31% to $48.6 million compared to $37.2 million for the same period last year.

                Retail New order sales increased by 35% to $14.7 million for the quarter compared to $10.9 million for the same period the prior year. For the six months, the new order sales increased by 21% to $31.1 mil compared to $25.8 million for the same period last year.

                Wholesale sales were $1.1 million for the quarter compared to $600,000 for the same quarter the prior year. For the six months, wholesale sales were $2.5 million compared to $1.1 million for the same period a year ago.

                We acquired 208,000 new customers in our 2nd fiscal quarter compared to 154,000 for the same period the prior year, and we acquired 425,000 new customers in the six months compared to 345,000 for the same period a year ago.

                Our average order was approximately $74 for the quarter, and approximately 55% of our sales were generated on our web site.

                The seasonality in our business is due to the proportion of flea, tick and heartworm medications in our product mix. Spring and summer are considered peak seasons, with fall and winter being the off seasons.

                For the 2nd fiscal quarter, our Gross Profit as a % of sales was 38.4% compared to 40.4% for the same period a year ago. For the six months, our gross profit as a % of sales was 38.5% compared to 39.8% for the six months a year ago. The percentage decrease can mainly be attributed to increases to our product and freight costs, discounts given to our customers, and increases in wholesale sales, which have lower gross profit margin. We were more aggressive with our pricing to capture market share.

                Our General & Administrative expenses as a % of sales decreased to 9.9% for the quarter compared to 10.3% for the same quarter the prior year, and for the six months, the G&A decreased to 9.3% compared to 9.7% a year ago. The improvement shows a continued leverage of the G&A.

                For the quarter, we spent $6.9 million in advertising compared to $5.6 million for the same quarter the prior year, an increase of 23%. For the six months, we spent $14.5 million for advertising compared to $13.4 million a year ago, an increase of 9%.


                           Exhibit 99.1 Page 2 - 3

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                Advertising cost of acquiring a customer for the
                quarter was $33 compared to $37 for the same quarter the prior year, and for the six months it was $34 compared to $39 for the same period a year ago. The improvement is attributable to increased advertising efficiency with more effective creatives.

                Our working capital increased by $6.8 mil to $28.8 mil since March 31, 2005. The increase can be attributed mainly to cash flow generated from operations.
                We had $25.6 million in cash, and $8.4 million in inventory with no debt as of September 30, 2005. Net cash from operations for the six months was $12.7 million compared to net cash from operations of $6.6 million for the same period last year. Capital expenditures for the six months were approximately $31,000.

                For the remainder of fiscal 2006, the Company has approximately $350,000 planned for capital expenditures the majority of which is to expand the Company's warehouse, pharmacy and fulfillment operations which we anticipate completing by March 2006.

                In closing, we'll continue focusing our efforts in 3 areas to capitalize on the pet industry's growth trend:

                1.  Optimizing our advertising media buys.

                2. Improving reorders with health education content to build value for our customers, to differentiate our brand and help our customers choose the right products for their pet's conditions.

                3. Expanding our product offerings with new private label high-end products with a focus on quality nutritional supplements.

                This wraps up today's conference call. Thank you for joining us.

                Operator, this ends the conference call.


                           Exhibit 99.1 Page 3 - 3

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